EXHIBIT 1.1

                              CERTIFICATE OF TRUST
                                       OF
                               THE PURISIMA FUNDS

          This Certificate of Trust of THE PURISIMA FUNDS, a business trust (hereafter called the "Business Trust"), executed by the undersigned trustee and filed under and in accordance with the provisions of the Delaware Business Trust Act (12 Del. C. Section Section3801 et seq.), sets forth the following:


          FIRST:  The name of the Business Trust is THE PURISIMA FUNDS.

          SECOND: The principal business office of the Business Trust is 13100 Skyline Boulevard, Woodside, California 94062. The registered office of the Business Trust is 1209 Orange Street, Wilmington, Delaware 19801. The registered agent for service of process on the Business Trust required by 12 Del. C. Section3807(b) is THE CORPORATION TRUST COMPANY, 1209 ORANGE STREET, WILMINGTON, DELAWARE 19801.

          The name and business address of the initial trustee of the Business Trust is as follows:

          Name of Initial Trustee       Business Address
          -----------------------       ----------------

          Kenneth L. Fisher             13100 Skyline Boulevard
                                        Woodside, CA  94062

          THIRD: The nature and business or purpose or purposes of the Business Trust as set forth in its governing instrument is to conduct, operate and carry on the business of a management investment company registered under the Investment Company Act of 1940, as amended, through one or more series of shares of beneficial interest, investing primarily in securities.

          FOURTH: All persons who have extended credit which has been allocated to a particular series or class of shares of beneficial interest in the Business Trust, or who have a claim or contract which has been allocated to any particular series or class, shall look, and shall be required by contract to look exclusively, to the assets of that particular series or class for payment of such credit, claim or contract. In the absence of an express contractual agreement so limiting the claims of such creditors, claimants and contract providers, each creditor, claimant and contract provider will be deemed nevertheless to have impliedly agreed to such limitation unless an express provision to the contrary has been incorporated in the written contract or other document establishing the claimant relationship.

          FIFTH: The trustees of the Business Trust, as set forth in its governing instrument, reserve the right to amend, alter, change or repeal any provision contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

          SIXTH: This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of The Purisima Funds, has duly executed this Certificate of Trust as of this 25th day of June 1996.


                             /s/ Kenneth L. Fisher